SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[x]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

NORTH FORK BANCORPORATION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 18, 2004

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of North Fork Bancorporation, Inc., to be held at the Wyndham Wind Watch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, at 10 a.m. on Tuesday, April 27, 2004.

      There are two matters scheduled to be acted upon at the meeting:

•	The election of three directors to Class 2 of the Board of Directors.

•	The ratification of the selection of KPMG LLP as the company’s independent auditor for the fiscal year ending December 31, 2004.

      The Board of Directors believes that the election of the nominees listed in the attached proxy statement and the ratification of KPMG LLP are in the best interests of the company and its stockholders and unanimously recommends a vote “FOR” the nominees and the ratification of KPMG LLP.

      Whether or not you plan to attend in person, it is important that your shares are represented at the meeting. Accordingly, you are requested to promptly complete, sign, date and mail the enclosed proxy in the postage prepaid envelope provided. Please be sure to mark the appropriate box if you do plan to attend. Alternatively, you may vote your shares by using a toll-free telephone number or the Internet. Instructions on how to vote your shares by telephone or via the Internet are set forth on the proxy card enclosed with this proxy statement.

      Thank you for your consideration and continued support.

Sincerely,

JOHN ADAM KANAS
Chairman of the Board, President
and Chief Executive Officer

275 BROADHOLLOW ROAD, MELVILLE, NEW YORK 11747 (631) 844-1000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 27, 2004

To the Stockholders of

North Fork Bancorporation, Inc.:

      Notice is hereby given that the Annual Meeting of Stockholders of North Fork Bancorporation, Inc., a Delaware corporation (“North Fork”), will be held at the Wyndham Wind Watch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, on Tuesday, April 27, 2004, at 10 a.m. for the purpose of considering and voting upon the following items:

1. The election of three directors to Class 2 of North Fork’s Board of Directors, each to hold office for a term of three years, and until their successors have been duly elected and qualified;

2. The ratification of the selection of KPMG LLP as North Fork’s independent auditor for the fiscal year ending December 31, 2004; and

3. Any other business which may properly be brought before the meeting.

      In accordance with Delaware law and North Fork’s By-laws, a list of the holders of North Fork common stock entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, at the branch of North Fork Bank located at 99 Smithtown Bypass, Hauppauge, New York, for ten days prior to the meeting, between the hours of 9:00 a.m. and 3:00 p.m., and at the meeting during the entire time thereof.

March 18, 2004

By Order of the Board of Directors

Aurelie S. Campbell
Vice President and Corporate Secretary

YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES BY CALLING THE TOLL-FREE NUMBER ON THE PROXY CARD OR VIA THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. YOU MAY REVOKE YOUR PROXY PRIOR TO THE MEETING, OR IN PERSON IF YOU ATTEND THE MEETING, IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD.

275 Broadhollow Road

Melville, New York 11747

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS
April 27, 2004

      This proxy statement is being furnished in connection with the solicitation by the Board of Directors of North Fork Bancorporation, Inc. (“North Fork”) of proxies to be voted at the Annual Meeting of Stockholders to be held at 10 a.m. on Tuesday, April 27, 2004, at the Wyndham Wind Watch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, and at any adjournment thereof. This proxy statement and the enclosed form of proxy are first being sent to stockholders on or about March 19, 2004.

GENERAL VOTING INFORMATION

1.     Who is entitled to vote?

      Each stockholder of record as of the close of business on the record date for the meeting, March 1, 2004, is entitled to vote at the meeting. On the record date, we had 152,899,164 shares of common stock, par value $0.01 per share, issued and outstanding. Each issued and outstanding share of common stock will be entitled to one vote on each matter to be voted on at the meeting and can be voted only if the record owner is present at the meeting to vote or is represented at the meeting by proxy.

2.     How do I submit my proxy?

      If you are entitled to vote and wish to submit a proxy to vote at the meeting, you may do so in any of the following manners: (i) by telephone using the toll-free number listed on the proxy card, (ii) electronically, using the Internet at the web site listed on the proxy card, or (iii) by returning the enclosed proxy card by mail. Additional telephone and Internet voting information and instructions are provided on the enclosed proxy card. You should provide all required information when voting via telephone or the Internet, including the control numbers located on the proxy card, which are used to authenticate your identity and properly record your voting instructions.

      If your shares are held by a broker or bank, you must follow the voting instructions on the form you receive from your broker or bank. Your broker or bank may or may not allow voting via telephone or Internet.

      The deadline for submission of proxies by telephone or Internet is 12:00 midnight Eastern Daylight Time on Monday, April 26, 2004 (the day prior to the meeting date).

      If we timely receive your properly executed proxy card and you have not revoked that proxy card prior to the meeting (as provided in question 4, below), we will vote your shares as you specify on your proxy card. If you do not specify how you want your shares voted on your proxy card, we will vote them “FOR” the election of all of the director nominees and “FOR” the ratification of the selection of independent auditors.

3.     How are proxies being solicited?

      Proxies are being solicited by mail. They may also be solicited by our directors, officers and other employees. Those individuals may solicit proxies personally or by telephone or other electronic communication, but they will not receive any additional compensation for their services. In addition, we have arranged with brokerage houses and other custodians, nominees and fiduciaries to send this proxy statement and form of proxy to their principals, and will reimburse them for out-of-pocket expenses incurred in forwarding the materials. Also, we have retained D.F. King & Co., Inc. to assist with soliciting proxies, at an estimated cost of $9,000, plus reimbursement for reasonable out-of-pocket expenses. We will pay all expenses of solicitation.

4.     Can I change my vote after submitting the proxy card?

      Yes. If you submit your proxy pursuant to the instructions above, and later decide that you wish to change or revoke your proxy, you may do so at any time prior to its exercise at the meeting. For example, if you submit a proxy with a vote for or against a particular issue to be voted on at the meeting, you may change your proxy prior to the time the vote takes place at the meeting. To change your proxy, you must do one of the following: (i) submit a written revocation prior to the meeting to Ms. Aurelie S. Campbell, Vice President and Corporate Secretary, North Fork Bancorporation, Inc., 275 Broadhollow Road, Melville, New York 11747, (ii) submit another proxy by telephone, via the Internet or by mail that is dated later than the original proxy, or (iii) attend the meeting and vote the shares of stock in person. If you need another proxy in order to change your vote, please contact the Corporate Secretary at the address listed above or by telephone at (631) 844-1252. If your shares are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

5.     What constitutes a quorum at the meeting and how are votes counted?

      In order to conduct business at the meeting, a quorum must be present. A majority (more than 50%) of the outstanding shares of our common stock, present in person or represented by proxy, will constitute a quorum at the meeting, as required by applicable state law as well as our Certificate of

Incorporation and By-laws. Shares represented by proxies or ballots marked “WITHHOLD” on Item 1, Election of Directors, or “ABSTAIN” on Item 2, Ratification of Selection as Independent Auditors, will be treated as shares present or represented at the meeting for purposes of determining a quorum.

      Shares held in “street name” by brokers (meaning shares held in the name of brokers or their nominees but actually owned by the brokers’ customers) must be voted by the broker in accordance with your instructions. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker non-votes”) will be deemed present or represented at the meeting for purposes of a quorum. However, broker non-votes will not be deemed entitled to vote for purposes of voting on any particular matter and therefore will not affect the outcome of any matter to be voted on at the meeting.

6.     How many votes are required for the election of directors?

      The affirmative vote of a plurality of the shares present in person or represented at the meeting and entitled to vote on Item 1, Election of Directors, is required for the election of directors. A “plurality” means receiving a higher number of votes than any other candidate. In other words, the nominees receiving the most “FOR” votes will be elected director.

      Shares represented by proxies or ballots marked “WITHHOLD” on Item 1, Election of Directors, will not have any direct effect on the election of directors or result in the defeat of any of the Board’s nominees, if there are no other nominees for any of the open Board seats (there are no other nominees at present).

      Votes on Item 1 will be counted and vote totals announced at the meeting by the inspectors of election.

7.     How many votes are required to ratify the selection of KPMG LLP as our independent auditor?

      The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting is required for stockholder ratification of the selection of KPMG LLP as our independent auditor.

      Thus, for purposes of determining ratification, shares represented by proxies or ballots marked “ABSTAIN” on Item 2, Ratification of Selection of Independent Auditors, will have the same effect as a vote “AGAINST” this proposal. For purposes of assessing the significance of the stockholders’ vote, however, the Board may distinguish between votes “AGAINST” Item 2 and votes to “ABSTAIN” on Item 2.

      Votes on Item 2 will be counted and vote totals announced at the meeting by the inspectors of election.

8.     How many votes are required to approve any other matter that may come before the meeting?

      We do not know of any other matter that may be put to a vote at the meeting. If such a matter arises, however, any shares represented by proxies may be voted at the discretion of the attorneys-in-fact named in the proxies, to the extent permitted by law. Approval of any such other matter would require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting.

Certain Beneficial Ownership

      We do not know of any person who beneficially owned more than 5% of North Fork’s common stock as of March 1, 2004, the most recent practicable date before we printed this proxy statement. As of that date, no person had on file with the Securities and Exchange Commission (“SEC”) a report indicating “beneficial ownership” of more than 5% of the common stock. For purposes of this disclosure, “beneficial ownership” is as defined in the SEC’s Rule 13d-3. Generally, it means the power to vote or the power to sell securities, regardless of whether the person has any economic interest in the securities.

Item 1.	ELECTION OF DIRECTORS AND INFORMATION WITH RESPECT TO DIRECTORS AND OFFICERS

      Three directors of North Fork will be elected at the meeting. Each director will serve in Class 2 of the Board of Directors and will hold office for three years (through the 2007 annual meeting) and until his successor shall have been duly elected and qualified.

      Listed below are the three nominees of the Board of Directors. Each of the nominees is currently a director of North Fork, having been elected by the stockholders at a previous annual meeting. The nominees have been recommended by the Nominating and Governance Committee of the Board and unanimously nominated by the Board. Each of the nominees has consented to being named in this proxy statement and to serve if elected, and the Board has no reason to believe that any nominee will decline or be unable to serve, if elected. In the event any nominee is unwilling or unable to serve for any reason, it is intended that the holders of the proxies may vote for the election of such other person or persons as may be designated by the Board.

      The following information is provided with respect to each of the Board’s nominees for director and each current director whose term of office extends beyond the date of the meeting.

Nominees for Director and Directors Continuing in Office

		Shares of
		North Fork
		Common Stock
	Served	Beneficially Owned as of
	as a	March 1, 2004(c)
Name, Age, Principal Occupation and	Director
Other Positions with North Fork and North Fork Bank(a)(b)	Since	No. of Shares		Percent

NOMINEES FOR DIRECTOR:
CLASS 2 (terms to expire in 2007):
James F. Reeve, 63	1988	173,554	(1)	*
President, Harold R. Reeve & Sons, Inc. (general construction company)
George H. Rowsom, 68	1981	28,931	(2)	*
President, S.T. Preston & Son, Inc. (retail marine supplies company)
Dr. Kurt R. Schmeller, 66	1994	77,190		*
Former President, Queens Borough Community College, CUNY

DIRECTORS CONTINUING IN OFFICE:
CLASS 3 (terms to expire in 2005):
John Bohlsen, 61	1986	1,300,279	(3)	*
Vice Chairman of North Fork and North Fork Bank; President, The Helm Development Corp. (real estate company)
Daniel M. Healy, 61	2000	883,766	(4)	*
Executive Vice President and Chief Financial Officer of North Fork
Katherine Heaviside, 60	2004	0	(5)	*
President, Epoch 5 Public Relations (public relations firm) Director, Long Island, New York, United Way
CLASS 1 (terms to expire in 2006):
Allan C. Dickerson, 71	1988	50,451	(6)	*
Former President, Roy H. Reeve Agency, Inc. (general insurance company) (1975-1994)
Lloyd A. Gerard, 72	1981	91,774	(7)	*
Antique Dealer and Auctioneer
John Adam Kanas, 57	1981	2,621,541	(8)	1.68%
Chairman, President and Chief Executive Officer of North Fork and North Fork Bank

		Shares of
		North Fork
		Common Stock
	Served	Beneficially Owned as of
	as a	March 1, 2004(c)
Name, Age, Principal Occupation and	Director
Other Positions with North Fork and North Fork Bank(a)(b)	Since	No. of Shares		Percent

Raymond A. Nielsen, 53	2000	534,908	(9)	*
Former President and Chief Executive Officer, Reliance Bancorp, Inc.
All Directors and Executive Officers of North Fork as a Group		5,762,394	(10)	3.70%

NOTES TO BENEFICIAL OWNERSHIP TABLE:

*	Less than one percent (1%).

(a)	Except as otherwise noted, each of the nominees for director and continuing directors has held the occupation or position listed for at least the past five years.

(b)	All persons listed as nominees for director or as continuing directors of North Fork are also directors of North Fork Bank.

(c)	Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission Rules, includes shares as to which a person directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares that the person has a right to acquire within 60 days of March 1, 2004.

(1)	Includes 55,625 shares held by Mr. Reeve’s wife.

(2)	Includes 3,000 shares held by Mr. Rowsom in joint tenancy with his wife, 974 shares held by his wife and 9,000 shares held by the S. T. Preston & Sons, Inc. Profit Sharing Trust, in which Mr. Rowsom shares voting power with two others.

(3)	Includes 554,899 shares of restricted stock and options to purchase 215,855 shares previously granted to Mr. Bohlsen under the compensatory stock plans, 25,205 shares held by the John and Linda Bohlsen Family Foundation, a charitable foundation established by Mr. Bohlsen that is qualified under section 501(c)(3) of the Internal Revenue Code, 2,768 shares held by his wife and 35,687 shares held by his sons. Excludes 65,319 shares to be received as a result of the exercise of previously granted options on March 11, 2002, for which Mr. Bohlsen has elected to defer receipt until a later date in accordance with the terms of the company’s equity compensation plans.

(4)	Includes 325,985 shares of restricted stock and options to purchase 185,848 shares previously granted to Mr. Healy under the compensatory stock plans. Excludes 52,094 shares to be received as a result of the exercise of previously granted options on March 11, 2002, for which Mr. Healy has elected to defer receipt until a later date in accordance with the terms of the company’s equity compensation plans.

(5)	Ms. Heaviside was appointed as a director of North Fork by the Board of Directors at a meeting of the Board held on February 24, 2004, acting pursuant to applicable law and Section 3.4 of the By-laws.

(6)	Includes 24,483 shares held by Mr. Dickerson’s wife.

(7)	Includes 6,843 shares held by Mr. Gerard in joint tenancy with his daughter, 3,000 shares held by his wife and 300 shares held by his wife in her capacity as custodian for a granddaughter.

(8)	Includes 1,125,136 shares of restricted stock and options to purchase 427,785 shares previously granted to Mr. Kanas under the compensatory stock plans, 78,000 shares held by the John A. Kanas and Elaine M. Kanas Family Foundation, a charitable foundation established by Mr. Kanas that is qualified under section 501(c)(3) of the Internal Revenue Code, 25,300 shares held by him in joint tenancy with his wife, 62,823 shares held by his wife, 14,900 shares held by his dependent children, 400 shares held by his wife in joint tenancy with his son and 400 shares held by his wife as custodian for their son. Excludes 117,711 shares to be received as a result of the exercise of previously granted options on March 11, 2002, for which Mr. Kanas has elected to defer receipt until a later date in accordance with the terms of the company’s equity compensation plans.

(9)	Includes 1,125 shares held by Mr. Nielsen’s wife in an Individual Retirement Account, 200 shares held by his dependent child, 4,114 shares held in a trust and options to purchase 136,896 shares received by Mr. Nielsen in exchange for his Reliance Bancorp Inc. stock options when Reliance Bancorp Inc. merged into North Fork on February 18, 2000. Mr. Nielsen initially received his Reliance Bancorp Inc. stock options under that company’s compensatory stock plans.

(10)	Includes all shares beneficially owned by the 10 individuals listed in the table, who together constitute all of the directors and executive officers of North Fork. The total for the group includes 2,006,020 shares of restricted stock and options to purchase an aggregate of 966,384 shares received by these individuals under compensatory stock plans.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Independence

      Our Board of Directors currently comprises 10 directors. Directors Kanas, Bohlsen and Healy are executive officers of the company. The Board of Directors has determined that all seven of the remaining directors, Ms. Heaviside and Messrs. Dickerson, Gerard, Nielsen, Reeve, Rowsom and Schmeller, are “independent” consistent with the requirements set forth in the rules of the New York Stock Exchange (“NYSE”). In making this determination for each director, the Board reviewed any current or recent business transactions or relationships or other personal relationships between the director and North Fork, including the director’s immediate family and companies owned or controlled by the director. The purpose of this review is to determine whether any such transactions or relationships failed to meet any of the objective tests promulgated by the NYSE for determining independence or were otherwise sufficiently material as to be inconsistent with a determination that the director is independent. As a result of this review, the Board of Directors affirmatively determined at its meeting on February 24, 2004, based on the information available to it at that time, that each of the directors listed above is independent. All of the members of the Board’s primary committees (Audit, Compensation and Stock, and Nominating and Governance) are independent under the applicable NYSE and SEC standards.

Meetings of the Board of Directors

      The Board of Directors met 15 times during 2003. Each of the directors attended at least 75 percent of the total number of meetings of the Board and of all Board committees of which the director was a member during the period he was a director or served on such committees.

      Pursuant to our Corporate Governance Guidelines, our directors are encouraged to attend annual meetings of stockholders. All of our directors attended last year’s annual meeting.

      Our non-management directors meet separately on a regular basis in executive session without any members of management present. Our Corporate Governance Guidelines provide that the position of presiding director of executive sessions will be rotated among the chairmen of the committees of the Board. The presiding director at this time is George H. Rowsom, Chairman of the Board’s Nominating and Governance Committee.

      Our Board of Directors unanimously approved our Corporate Governance Guidelines in January 2004. The guidelines can be found on our website in the “Corporate Governance” section under “Investor Relations” at www.northforkbank.com. Under our Corporate Governance Guidelines, the directors are expected to properly discharge their responsibilities to stockholders, including preparing for, attending and participating in meetings of the Board of Directors and meetings of the committees of which the director is a member.

Board Committees

     Audit Committee

      Our Board of Directors has an Audit Committee that reviews the adequacy of internal controls, internal auditing and the results of examinations made by supervisory authorities and the scope and results of audit and nonaudit services rendered by our independent public accountants. For more information regarding the Audit Committee including the committee’s annual report, see “Audit Committee Information” on page 31.

     Compensation and Stock Committee

      The Compensation and Stock Committee of the Board reviews and makes decisions or recommendations on salaries and bonuses for executives and other officers and determines all awards to executives under our compensatory stock plans. A copy of the Compensation and Stock Committee’s charter may be found on our website in the “Corporate Governance” section under “Investor Relations” at www.northforkbank.com. For more information regarding the Compensation and Stock Committee including the committee’s annual report, see “Compensation Committee Information” on page 17.

     Nominating and Governance Committee

      The Nominating and Governance Committee of the Board is primarily responsible for the director nomination process, including identifying and recommending qualified candidates to serve as directors, and oversees our corporate governance generally. A copy of the Nominating and Governance Commit-

tee’s Charter may be found on our website in the “Corporate Governance” section under “Investor Relations” at www.northforkbank.com. For more information regarding the Nominating and Governance Committee and the process by which directors are nominated, including stockholder access to the process, see “Nominating and Governance Committee – Nomination Information” on page 30.

      The following table shows the current membership and the number of meetings held by each Board committee during 2003.

			Compensation	Nominating &
Director	Audit		& Stock	Governance

John Bohlsen
Allan C. Dickerson			X *	X
Lloyd A. Gerard	X		X
Daniel M. Healy
Katherine Heaviside(1)
John Adam Kanas
Raymond A. Nielsen	X	*	X
James F. Reeve
George H. Rowsom			X	X *
Dr. Kurt R. Schmeller	X			X

2003 Meetings	9		8	3

*	Committee Chairman

(1)	Ms. Heaviside was appointed as a director on February 24, 2004. The Nominating and Governance Committee of the Board generally makes its recommendations to the Board regarding committee appointments annually in April.

Communications with the Board

      Stockholders may communicate to the Board any concerns they have as North Fork stockholders by writing to the following address: Board of Directors — Stockholder Communications; c/o Corporate Secretary, North Fork Bancorporation, Inc.; 275 Broadhollow Road; Melville, New York 11747. The Corporate Secretary’s Office will review all communications and will timely advise the Board of any communication that the Corporate Secretary determines to be of a serious nature. Periodically, the Corporate Secretary will summarize all stockholder communications received, including those deemed less serious, and will make all such communications available for the directors’ review. In order to efficiently process all stockholder communications, the Corporate Secretary, with the Board’s approval, may seek the assistance of agents or advisors in reviewing and evaluating particular communications. In all cases, the complete text of communications will be made available to the directors in an appropriately timely manner.

      In addition, stockholders may contact the presiding director of the executive sessions of the Board (meetings of the non-management directors) or any individual director or committee of the Board by writing to: Presiding Director (or the name of the individual director or committee) — Stockholder Communications; c/o Corporate Secretary, North Fork Bancorporation, Inc.; 275 Broadhollow Road; Melville, New York 11747. Stockholder communications to the presiding director or to an individually named director or committee will be forwarded directly to the appropriate director or committee by the Corporate Secretary. The Board expects that individual directors and committees will exercise care and judgment in reviewing and reacting appropriately to stockholder communications.

Compensation Of Directors

      Each member of North Fork’s Board of Directors receives an annual fee of $40,000. This fee is for all duties as a North Fork director, including any service as a member of one or more committees of North Fork’s Board. Each member of the Board of Directors of North Fork Bank (currently, the same group that serves as the North Fork Board) receives a fee of $1,000 for each meeting of the Bank Board attended and $2,000 for any meeting of a committee of the Bank Board attended. Chairmen of Bank Board committees receive an additional $500 per committee meeting attended. Those directors who are also executive officers of North Fork – that is, Directors Kanas, Bohlsen and Healy – do not receive any separate fees for attendance at any North Fork or North Fork Bank committee meetings.

      Directors Dickerson and Reeve will receive payments from North Fork Bank in the future under deferred directors’ fee agreements entered into by them with an institution previously acquired by North Fork Bank. These agreements permitted directors of the institution to defer receipt of some or all of their director’s fees in exchange for a right to receive in the future regular monthly cash payments in a specified amount. The designated payment amounts essentially represented the estimated future value of the deferred fees, with compounding of interest at assumed rates during the intervening years.

EXECUTIVE COMPENSATION

      The following table sets forth information concerning compensation and compensatory awards received in the last three years by our Chief Executive Officer, John Adam Kanas, and each other executive officer whose cash compensation, including salary and bonus, exceeded $100,000 in 2003.

SUMMARY COMPENSATION TABLE

					Long-Term
		Annual Compensation			Compensation Awards

(a)	(b)	(c)	(d)	(e)		(g)	(i)
				Other	(f)	Securities	All
				Annual	Restricted	Underlying	Other
Name and				Compen-	Stock	Options(4)	Compen-
Principal Position	Year	Salary(1)	Bonus	sation(2)	Awards(3)	(shares)	sation(5)

John Adam Kanas	2003	$2,069,500	$2,500,000	$81,671	$5,216,400	20,000	$175,720
Chairman of the Board,	2002	1,860,000	2,500,000	96,202	3,413,000	338,685 (6)	195,745
President and Chief	2001	1,653,200	2,000,000	98,210	2,507,200	25,000	179,281
Executive Officer
John Bohlsen	2003	1,471,500	1,675,000	86,384	3,864,000	12,000	158,307
Vice Chairman of the	2002	1,325,600	1,675,000	78,264	2,559,750	187,331 (6)	146,337
Board	2001	1,118,800	1,333,000	65,776	1,880,400	15,000	130,529
Daniel M. Healy	2003	970,500	900,000	49,258	2,511,600	10,000	85,525
Executive Vice President	2002	809,000	900,000	42,969	1,706,500	165,848 (6)	76,141
and Chief Financial	2001	653,000	750,000	32,019	1,253,600	10,000	61,167
Officer

NOTES TO SUMMARY COMPENSATION TABLE:

(1)	Represents base salary, including any salary deferred at the election of the named executive officer (including deferral amounts under the 401(k) plan) and all directors’ fees from North Fork and North Fork Bank, whether paid or deferred. The salary deferral amount under the 401(k) plan for each of the named executive officers in 2003 was $14,000. Total director’s fees for 2003 were $55,000 for Mr. Kanas. Total directors’ fees for 2003 were $56,500 for each of Messrs. Bohlsen and Healy.

(2)	Listed amounts represent tax payments on behalf of the named executive officers with respect to the taxable contributions to their accounts under the Supplemental Executive Retirement Plan (“SERP”).

(3)	Represents the dollar value of the restricted shares of North Fork common stock granted to the named executive officers during the year in question. The listed dollar values represent the number of shares multiplied by the average of the high and low market price of the company’s common stock on the date of grant. Restricted shares carry the same dividend and voting rights as unrestricted shares of common stock from the date of grant. Restricted shares granted to executives vest at the earliest of (i) the executive’s retiring on or after attaining normal retirement age under the retirement plan (65), (ii) the executive’s early retirement under the retirement plan with the approval of the Board’s Compensation and Stock Committee, (iii) death or disability, or (iv) a change-in-control of North Fork as defined under the restricted share award agreements. Shares are forfeitable if the executive ceases to render services to the company prior to vesting. Under the stock plans, all taxes payable by the executive as a result of the vesting of the restricted shares will be paid by North Fork under a so-called tax gross-up provision. As of year-end 2003, the number (and total dollar value) of restricted shares held by the named executive officers were as follows: Mr. Kanas — 1,125,136 shares ($45,534,254); Mr. Bohlsen — 554,899 shares ($22,456,763); and Mr. Healy — 325,985 shares ($13,192,613). These dollar values are based on the closing price of our common stock on December 31, 2003 ($40.47 per share), with no discount for the forfeitability and lack of transferability of the shares on that date.

(4)	Represents the total number of shares of North Fork common stock subject to stock options received by the named executive officers during the year in question. Includes both regular stock options (i.e., options awarded by the Compensation and Stock Committee as part of its regular decisions regarding executive compensation occurring during the year) and so-called “reload” stock options (i.e., options awarded to officers during the year based upon and coincident with their exercise of previously held stock options in stock-for-stock exercises). The number of reload stock options received in 2002 by each of the executive officers is separately identified in Note 6. No options issued to the named executive officers have been accompanied by stock appreciation rights.

(5)	Includes employer matching contributions on behalf of the named executive officers under the 401(k) plan and under the defined contribution plan feature of the SERP and specified premiums paid by North Fork on certain insurance arrangements covering the executive officers. Listed amounts for 2003 include employer matching contributions under the 401(k) plan on behalf of executive officers Kanas, Bohlsen, and Healy of $9,000 each; employer matching contributions under the defined contribution plan feature of the SERP on behalf of executive officers Kanas, Bohlsen and Healy of $115,363, $122,022, and $69,580, respectively; and the following insurance premiums paid by North Fork on their behalf: for Mr. Kanas, $13,682 in premiums on a disability policy and $37,675 in premiums on a term life insurance policy; for Mr. Bohlsen, $27,285 in premiums on a term life insurance policy; and for Mr. Healy, $6,945 in premiums on a term life insurance policy. The company also maintains split dollar life insurance policies on behalf of executive officers Kanas, Bohlsen and Healy, for which the company did not pay any premiums during 2003 or 2002, but which remain in effect.

(6)	Includes the following numbers of “reload” stock options issued to the named executive officers in 2002: Mr. Kanas — 308,685 shares; Mr. Bohlsen — 167,331 shares; and Mr. Healy — 150,848 shares.

STOCK OPTIONS

      The following table sets forth information concerning stock options granted during 2003 to each of the named executive officers in the Summary Compensation Table on page 11.

Option Grants in 2003

(a)	(b)	(c)		(e)	(f)
	Number of	% of Total	(d)
	Securities	Options	Exercise		Grant
	Underlying	Granted to	or Base		Date
	Options	Employees	Price		Present
	Granted(1)	in Fiscal	(dollars/	Expiration	Value(3)
Name	(shares)	Year(2)	share)	Date	(dollars)

John Adam Kanas	20,000	4.6%	$38.64	12/09/13	$174,200
John Bohlsen	12,000	2.8%	38.64	12/09/13	104,520
Daniel M. Healy	10,000	2.3%	38.64	12/09/13	87,100

NOTES:

(1)	All stock options listed were granted to the named executive officers on December 9, 2003. All such options were immediately exercisable upon grant, and provide the optionee with a right to request the grant of a reload option upon the optionee’s stock-for-stock exercise of the underlying option, which the Compensation and Stock Committee may choose to award at its discretion. The options also contain a transferability feature under which the executive is permitted to transfer the option, prior to exercise, by gift to members of the executive’s immediate family. In addition, the executives, upon stock-for-stock exercise of such options, may direct the company to defer the delivery of the new shares until a specified later date. If an executive elects to defer the delivery of shares, he may receive dividend equivalent rights equal to the amount of dividends paid on the common stock, if any, during the deferral period.

(2)	The listed percentage for each executive represents the percentage of all compensatory stock options issued by the company during the year that were received by that executive.

(3)	The listed Grant Date Present Value of the options is an estimate determined by using the Black-Scholes option pricing model, a commonly-used method of valuing options on the date of grant. The assumptions utilized in applying the Black-Scholes model were as follows: (a) the useful life of the options was estimated to be 6 years; (b) the risk-free discount rate applied for purposes of the valuation was 3.45 percent; (c) the volatility factor utilized was 26.25 percent; (d) the dividend yield on the common stock was assumed to be 2.81 percent for purposes of the analysis only; and (e) no rate of forfeiture was assumed.

      The following table sets forth information concerning all stock options that were either exercised in 2003 or held at year-end 2003 by the named executive officers in the Summary Compensation Table on page 11.

Aggregated Option Exercises in the Year Ended December 31, 2003,

and Year-End Option Values

(a)	(b)	(c)	(d)		(e)
			Number of		Value of Unexercised
			Unexercised		In-the-Money
			Options/SARs at		Options/SARs at
	Option Exercises in 2003		December 31,		December 31,
			2003		2003(3)
	Shares Acquired		(Exercisable/		(Exercisable/
	on Exercise(1)	Value Realized(2)	Unexercisable)		Unexercisable)
Name	(shares)	(dollars)	(shares)		(dollars)

John Adam Kanas	13,000	$383,760	E	427,785	E	$3,394,543
			U	0	U	0
John Bohlsen	0	0	E	215,855	E	1,227,009
			U	0	U	0
Daniel M. Healy	22,900	660,207	E	185,848	E	1,013,245
			U	0	U	0

NOTES:

(1)	All option exercises in 2003 by the listed executives were stock-for-stock exercises. Listed numbers of shares of common stock acquired on exercise include all shares as to which the options are exercised, including (i) shares issued replacing shares surrendered as payment of the purchase price (including shares “deemed” issued, if pre-owned shares are not actually surrendered by an optionee as payment of the purchase price on exercise), (ii) any shares otherwise issuable upon exercise that are withheld by the company as payment of applicable withholding taxes, and (iii) any shares otherwise issuable upon exercise the delivery of which is deferred by the optionee in connection with exercise.

(2)	Calculated by subtracting the purchase price of the shares under the options from the market value of the shares as to which the options are exercised as of the date of exercise, without regard to whether the shares are deliverable currently or on a deferred basis. Amounts shown are not adjusted for any taxes paid, payable or withheld in connection with exercise of the options or delivery of the shares.

(3)	Calculated by subtracting the exercise price of options from the market value of underlying shares at year-end, based on a closing price of the common stock on December 31, 2003, of $40.47 per share.

AGREEMENTS WITH EXECUTIVE OFFICERS

      North Fork has entered into change-in-control agreements with three executive officers — Chairman, President and Chief Executive Officer John Adam Kanas, Vice Chairman John Bohlsen and Chief Financial Officer Daniel M. Healy. The agreements are substantially identical in form. Each agreement is a rolling three-year agreement that will continue in effect until retirement or until two years after a decision is reached by the Board not to renew the agreement. Under each of the agreements, the executive is entitled to receive from North Fork a lump sum payment equal to 299 percent of his base salary if, within 24 months after a change-in-control of North Fork (as defined in the agreement), his employment is terminated by North Fork or the surviving company in the change-in-control (other than for cause) or by the executive voluntarily. The agreements provide that the lump sum payment will be reduced by the value of certain other benefits or payments received by the executive coincident with the change in control (not including, however, all “parachute payments” then made to the executive as defined under the Internal Revenue Code).

      In 1994, the Board adopted the North Fork Bancorporation, Inc. Performance Plan, under which executives and other officers and employees of North Fork and its subsidiaries may receive cash payments following an acquisition of control of the company, if certain financial performance targets are met in connection with the acquisition transaction. (See “Compensation Committee Report — Performance Plan” on page 28.)

      Notwithstanding any language set forth in any of North Fork’s previous filings with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, incorporating by reference into such filings any information contained in future filings with the SEC, including this Proxy Statement, in whole or in part, certain of the following sections of this Proxy Statement shall not be incorporated by reference into any such filings, specifically: the Performance Graph set forth below, the Compensation Committee Report on pages 17 through 29, and the Audit Committee Report on page 32.

PERFORMANCE GRAPH

      Set forth below is a line graph comparing the cumulative total stockholder return on North Fork’s common stock over a five year period with the cumulative total return on the Standard and Poor’s 500 Stock Index and the KBW 50 Index over the same period, assuming the investment of $100 in each on December 31, 1998, and the reinvestment of all dividends. The KBW 50 Index is a market-capitalization-weighted bank-stock index prepared by Keefe, Bruyette & Woods, Inc. covering the 50 largest bank holding companies in the United States (including North Fork).

	1998	1999	2000	2001	2002	2003

North Fork	$100.00	$74.58	$110.05	$147.36	$159.61	$197.49
S&P 500 Index	$100.00	$121.04	$110.02	$96.94	$75.57	$97.01
KBW 50 Index	$100.00	$96.53	$115.89	$111.12	$103.29	$138.38

COMPENSATION COMMITTEE INFORMATION

Compensation Committee Report

      The Compensation and Stock Committee of the Board of Directors (the “Committee”) is responsible for reviewing all aspects of executive compensation and has sole discretion on certain matters including on all forms of compensation payable to the Chief Executive Officer.

      Even before passage of the Sarbanes-Oxley Act in July 2002, which mandated good governance procedures for public companies, the Committee consisted exclusively of independent directors, and its membership continues to meet all independence requirements under applicable law and regulation, including the listing requirements of the New York Stock Exchange (“NYSE”). The Committee currently consists of four directors, none of whom is an officer or employee of North Fork or any of its subsidiaries or has any separate, substantial business relationship with North Fork. The names of the Committee members are listed at the end of this report.

      As part of its regular annual duties, the Committee reviews and approves salary levels for executive management. The Committee determines the annual bonuses, if any, paid to executives under the company’s annual bonus plan, by setting each year the performance targets under the plan for that year and, if those targets are met, determining at year-end how much of the maximum bonus payable to each executive under the plan’s formula will in fact be paid to him. The Committee also has complete discretion in granting stock options and restricted stock awards to executives under North Fork’s compensatory stock plans.

      The Committee exercises substantial control over all other aspects of executive compensation. It reviews and makes recommendations on executive benefits, including key personnel insurance and health coverage, travel and transportation arrangements, club allowances and other benefits calculated to advance North Fork’s business. The Committee reviews and approves all executive retirement and severance arrangements and sets performance targets under the company’s long-term performance plan, which may affect the level of special retirement payments to executives after any change-in-control of North Fork.

      The Board of Directors monitors the Committee’s functioning and determines the Committee’s membership, including the qualification of each member to serve consistent with legal and regulatory requirements. The Board also retains the inherent authority to modify or adjust certain Committee determinations on executive compensation. However, the Committee currently possesses sole authority to make all determinations on incentive compensation and equity-based compensation for executives, and to determine all aspects of the CEO’s compensation, including salary.

      The Committee is submitting this report summarizing its involvement in compensation decisions and policies affecting executive officers generally and Chairman, President and Chief Executive Officer John Adam Kanas, specifically.

Impact of Sarbanes-Oxley Act on Compensation Decisions

      The Committee, like the full Board and management, understands both the letter and the spirit of the Sarbanes-Oxley Act of 2002. The Act contains many provisions aimed at reinforcing good corporate governance in publicly-traded companies such as North Fork. In furtherance of the Act’s purposes, the NYSE has promulgated a series of rules for NYSE-listed companies, including the requirement that listed companies have a compensation committee of the board of directors that makes decisions on executive compensation, that such committee consist exclusively of independent directors, and that the duties of the committee be set forth in its charter, which must be made available to the public. We have directed that the charter of the Committee, as in effect from time to time, be posted on North Fork’s website. In formulating its charter, the Committee reexamined its own responsibilities and worked with the Board in specifying and clarifying those responsibilities.

      The Committee believes that even prior to Sarbanes-Oxley and the promulgation of corporate governance rules by the NYSE and the Securities and Exchange Commission, North Fork was adhering to the good governance principles and practices relating to executive compensation, of the sort the law now mandates. This conformity between the company’s long-time philosophy and the letter and spirit of Sarbanes-Oxley extends to both method and substance, that is, both to our procedures for determining executive compensation and to the types of compensation North Fork pays. For many years, the Board has delegated responsibility for overseeing and making important decisions on executive compensation to this committee, as is now required. This committee has always consisted exclusively of independent, outside directors, also now a requirement. The authority of the committee has always extended to all aspects of executive compensation and its discretion has always been broad and, in many areas, absolute.

      Moreover, the types of compensation we pay to our executives have always remained within the traditional categories: salary, short- and long-term incentive compensation (bonus and stock-based awards) and standard executive benefits. These are the types of compensation that, if properly utilized, Sarbanes-Oxley implicitly endorses. By contrast, North Fork has never extended to executives the types of compensatory benefits and arrangements that the new laws and regulations have prohibited or sharply restricted. North Fork has never permitted or made loans to executives or their families or families’ businesses, other than the types of routine bank loans, such as home mortgage loans, automobile loans and modest personal credit lines, that are still permissible under the law. North Fork has never permitted executives to sell company stock when employees were precluded from doing so, under any plan blackout period or otherwise, another practice now proscribed by law. In fact, our top executives have never sold any of their shares of company stock except to exercise stock options to buy more company stock. None of our executives has ever received any income or gain from side transactions or arrangements with North Fork, a major concern addressed by the new corporate governance laws and regulations.

      The result of North Fork’s long-time adherence to good governance principles of executive compensation has been a healthy, open and productive relationship between our executives and the company they serve, to the benefit of our stockholders.

Executive Compensation Policy

      The basic policy of North Fork on executive compensation, as set by this Committee and affirmed by the Board of Directors, is to provide incentive for executives to achieve corporate and individual goals and to reward executives when these goals are met.

      The overriding philosophy, in setting both corporate and individual goals, is to ensure that the interests of senior management are aligned with the interests of long-term stockholders. The Committee believes that, over time, the financial performance of the company is reflected in the value of its stock and that internal results (financial performance) and external results (stock price) ultimately move in a complementary fashion.

      Consistent with this belief, the Committee has aligned senior management interests with stockholder interests in two ways: first, by tying the amounts of compensation paid to executives to certain key measures of financial performance (internal results), and, secondly, by ensuring that a significant portion of executive compensation is paid in the form of stock or stock options, which accrue value as the company’s stock price increases (external results). Under both considerations, financial performance and stock price performance, the emphasis is on steady but significant progress over time, achieved through careful execution of a consistent business strategy. In the Committee’s judgment, this formula has worked well for North Fork and its stockholders, through good economic times and in more difficult periods.

      The financial performance of the company on a period-to-period basis, insofar as it affects the Committee’s decisions on compensation, is principally reflected in salary adjustments and bonuses. The Committee uses these elements of compensation to provide executives with continuous, near-term incentive to achieve. Stock-based compensation, on the other hand, is used to motivate executives to focus on long-term success as well. The Committee notes that much of the stock-based compensation it has awarded to executives is in the form of restricted stock. The restricted stock granted to executives, unlike restricted stock granted to other employees, does not vest until the executives retires (or earlier death, disability or change-in-control of North Fork). Until that time the restricted stock is forfeitable if the executive leaves or is terminated. This protracted vesting reinforces the executive’s incentive to seek long-term growth in stock value, while removing the temptation to seek short-term upswings in stock price for personal gain. Nor, in the face of downward fluctuations in the price of the company’s stock or the stock market generally has the Committee ever re-priced stock options downward or exchanged new lower-priced options for outstanding higher-priced options. With respect to their stock-based compensation, the executives like the company’s other committed investors benefit or suffer based on long-term developments in the company’s stock price.

      Thus, as a matter of both philosophy and practice, North Fork places senior management in the same position with respect to their stock awards that long-term stockholders occupy with respect to their investment in our stock. The Committee is committed to this principle.

      In determining overall amounts and types of executive compensation, the Committee weighs not only corporate performance measures but personal factors as well, including commitment, leadership, teamwork and community involvement. The Committee also considers executive compensation prac-

tices of our competitors and peers, both within the financial services industry and in the broader corporate sphere. The peer groups for such comparisons are similar to the peer groups of companies whose stocks are included in the indices in the Performance Graph on page 16 of this proxy statement, that is, the KBW 50 (the peer group of financial institutions included in the Graph) and the S & P 500 (the broader peer group of companies included in the Graph).

      Committee members have access to all relevant corporate financial information, personnel records and other data and periodically obtain the advice of compensation consultants. In 2003, the Committee engaged a compensation consultant, Mercer Human Resource Consulting (“Mercer”), to review executive pay. Mercer evaluated North Fork’s executive compensation practices in light of the company’s selected financial results and shareholder returns, and then compared these practices to a selected peer group of financial institutions, including companies listed in the S&P 500. Based upon its review, Mercer concluded that while the named executive officers were highly compensated there was a clear relationship between North Fork’s superior performance relative to its peers and the total compensation of the named executive officers. Mercer also suggested that the mix of overall executive compensation be altered to give greater emphasis to incentive-based equity awards, and less to base salary. The Committee acted upon this recommendation in making our year-end determinations, as discussed below under “Year-End 2003 Committee Decisions on Executive Compensation.”

      The ultimate purpose of North Fork’s executive compensation structure is to retain the productive management team that is in place, to attract additional executives of the highest caliber and to motivate the entire management group to put forth maximum effort toward achieving specified corporate goals identified through our strategic planning process.

Components of Executive Compensation

      In our deliberations regarding executive compensation, we focus upon all aspects of compensation. This includes the fundamental components of (1) salary, (2) short-term incentive compensation (performance bonuses), and (3) long-term incentive compensation (stock-based awards). We also review all other aspects of executive compensation, including executive retirement, severance and health benefits, travel and transportation arrangements, club allowances, key personnel insurance coverage and other executive benefits calculated to enhance company business. Any employment agreements or personal service agreements between North Fork and individual executives must be approved by the Committee; currently, no such agreements are in effect.

     Salary

      We conduct an annual review of salary levels for all senior executives, as well as for certain other officers. The Committee acts with the full authority of the Board in determining the CEO’s salary each year and makes recommendations on specific salaries or salary modifications for all other executives, subject to Board ratification. Salary levels for the executives on a year-to-year basis are reflective of North Fork’s overall performance in relation to its peer group. In this regard, salary is affected by and responsive to near-term results. Salary is also influenced by the executive’s responsibilities, experience and performance, as well as competitive marketplace considerations.

     Annual Incentive Compensation

      Short-term incentive compensation for executives is provided through North Fork’s Annual Incentive Compensation Plan (the “Bonus Plan”), and specifically through the executive feature of that plan. The Bonus Plan was most recently approved by stockholders at their 2001 annual meeting. The Committee, with the exception of Mr. Nielsen, administers the plan.

      The Bonus Plan permits senior executives, as well as other deserving employees, to receive cash bonus payments at the end of each year if North Fork has met certain pre-established financial performance targets for that year. The performance targets that apply to the executive feature of the plan are set by the Committee for each year not later than the 90th day of the year. At year-end, if the targets have been met we determine what portion of the maximum bonus payable to each executive, calculated under a mathematical formula set forth in the plan, that particular executive will be entitled to receive. Because the Bonus Plan has been approved by North Fork’s stockholders, amounts paid thereunder to senior executives are fully tax deductible to the company (absent such approval, a provision of the Internal Revenue Code would have restricted our ability to deduct such payments for tax purposes).

     Long-Term Incentive Compensation

      The final major component of the executive compensation program is the long-term incentive compensation feature. This feature consists of stock-based awards, such as restricted stock and stock options, that offer executives the possibility of future value depending on the long-term price appreciation of North Fork’s common stock and the executive’s continuing service with the company.

      The Committee believes that, from a motivational standpoint, the use of stock-based compensation has contributed to North Fork’s long-term superior financial performance, eliciting maximum effort and dedication from our executives. Accordingly, we have expanded the long-term incentive program in recent years to reach a broader range of non-executive officers and other employees. Even with this expansion, North Fork’s employee stock “overhang” (the ratio of authorized but unissued or unvested shares under North Fork’s stock plans to the total number of common shares outstanding) and North Fork’s “run rate” (the ratio of shares subject to stock awards granted in any given year to the total number of common shares outstanding) are well below the average ratios for publicly traded companies.

      Under all of North Fork’s compensatory stock plans, the Committee has sole discretion in determining grants of stock-based awards to executives, including the timing, amounts and types of awards. In the case of individual executives, our award decisions are based both on corporate performance (measured against North Fork’s pre-established goals and peer group performance) and the executive’s individual achievements.

      Historically, stock-based awards under North Fork’s plans have been either stock options or shares of restricted stock (which are merely shares of common stock that are forfeitable and are subject to restrictions on transfer prior to vesting). The exercisability of options and the vesting of restricted stock depend upon the executive’s continuing to render services to the company. The value of both stock options and shares of restricted stock is directly tied to the market price of North Fork’s common stock over the long term, and in this sense the interest of executives as stock-award holders mirrors that of long-term stockholders. We emphasize that most of the value each of our current executives has derived over time from his efforts expended on behalf of North Fork has resulted from his ownership and retention of North Fork’s common stock, including shares received through compensatory stock plans.

      We further emphasize that, during periods of downward fluctuation in our stock prices, the stock awards held by executives are negatively impacted to the same degree as are the shares of common stock held by North Fork’s stockholders. Our top executives hold substantial amounts of common stock or stock options (CEO John Adam Kanas is one of North Fork’s largest individual stockholders) and the Committee believes that management thus has a strong motive to seek to drive share values upward over time.

2003 Stock Plan

      The principal vehicle for grants of stock-based awards to North Fork executives is North Fork’s 2003 Stock Compensation Plan, approved by the Committee in June 2003. Under this plan, awards may be granted not only to executives and other officers but also to a broad selection of junior employees, as well as consultants and advisors. The total number of shares of common stock that may be issued pursuant to awards granted under the 2003 plan was initially set at 5 million shares.

      Both stock options and restricted stock may be awarded under the 2003 plan, with the maximum number of restricted shares set at 3.3 million. All options granted under the plan must have an exercise price at least equal to the market value of the common stock on the date of grant. The re-pricing of any stock options previously granted under the 2003 plan is prohibited (as it has been under all predecessor stock award plans of North Fork). Options may be exercised only for a limited period of time after the optionee’s departure from North Fork. Restricted shares awarded under the plan carry dividend and voting rights from the date of grant. The earliest possible vesting date for restricted shares granted under the plan is three years after the date of grant. Normally, however, restricted shares do not begin to vest until five years after the date of grant and, in the case of restricted shares awarded to executives, the Committee often has specified much longer vesting periods. (See “Special Features of Executives’ Stock-Based Awards: Extended Vesting of Restricted Stock,” below.) Restricted shares are forfeited if the award holder departs from North Fork before vesting. The Committee has on rare occasions permitted accelerated vesting of restricted shares, but only under special circumstances (e.g., sudden death or disability, family hardship).

     Special Features of Executives’ Stock-Based Awards

      Over time, the Committee has added several special features to the executives’ stock-based awards (options and restricted stock), reflecting its belief in the importance of such awards and the need to tailor them to create the appropriate incentives and inducements for senior management. Among the principal features that have been added to executive awards are extended vesting of restricted stock, reload stock options, and deferred receipt of shares upon option exercise.

Extended Vesting of Restricted Stock

      One special feature of the stock award program applicable to the top executives (those named in the Summary Compensation Table), as well as to certain other senior officers, is the extended vesting schedule for their shares of restricted stock. Under this approach, the restricted stock that the Committee has awarded to these individuals is not scheduled to vest, and remains forfeitable, for a period of time extending well beyond the vesting periods that normally apply to our grants of restricted stock.

      All restricted stock awarded by us to the top executives in recent years has been structured so that vesting does not occur until the earliest of: (i) the executive’s retirement on or after reaching normal retirement age under the retirement plan (age 65), (ii) the executive’s retiring early under the retirement plan, with the specific approval of the Committee, (iii) the death or disability of the executive, or (iv) a change-in-control of North Fork. This contrasts with the normal vesting schedule for our restricted stock grants under which vesting occurs on the fifth, sixth and seventh anniversaries of the date of grant. If an executive holding restricted stock with extended vesting leaves North Fork for any reason prior to the occurrence of one of the designated vesting events and the Committee does not elect to accelerate vesting, the shares are forfeited.

      We have utilized a similar, extended vesting strategy with respect to awards of restricted stock granted to a number of non-executive senior officers. Much of the restricted stock granted to these officers in recent years also has carried an extended vesting schedule, with, in many cases, first vesting to occur ten years after the date of grant.

      This strategy of extended vesting dramatically increases the incentive for North Fork executives to focus on the long-term growth of stock value and to maintain their dedication and commitment to the company over an extended time.

Reload Options

      The concept of reload stock options was added to North Fork’s executive compensation program in the mid-1990s. The reload option is a device intended to encourage option exercise. Reload options work as follows: if the executive exercises some or all of his existing stock options in a stock-for-stock exercise (that is, by surrendering to the company, as payment of the option exercise price, a number of shares of common stock previously owned by the executive valued at their current market price), the executive receives, in addition to the shares deliverable to him as a result of his exercise of the original, or “underlying,” option, a new reload option to acquire an additional number of shares equal to the number of shares surrendered by the executive in exercise of the underlying option. In addition, under North Fork’s reload option program, to the extent that the executive may be required or is expected to sacrifice some of the option shares he would otherwise receive upon exercise of the underlying option in payment of related tax obligations, including withholding taxes, the number of shares withheld or expected to be withheld will be added to the number of shares covered by the new reload option. The reload option bears an exercise price per share equal to the market price of the common stock on the date the reload option is issued. The duration of the reload option is established by the Committee upon grant.

      The purpose of reload options is to enable the executives to exercise their existing options by surrender of pre-owned shares while maintaining their same overall percentage level of equity ownership interest in North Fork. We determine in our sole discretion whether and under what circumstances executives will be entitled to receive reload options upon exercise of existing options.

Deferred Receipt of Option Shares

      Under North Fork’s executive compensation program, executives may request deferred delivery of their option shares. Under this right, when executives exercise their stock options, they may request that North Fork defer delivery to them of their option shares until some future date. By deferring delivery of the shares, the executives also defer taxation to them of the compensation income represented by the option shares. During the deferral period, the shares are not forfeitable. As part of this program, the Committee may provide to those executives who elect to make such “deferred delivery exercises” of options the right to receive from North Fork during the deferral period payments equal to the dividends they would have received had their option shares been delivered to them upon exercise (“dividend equivalent payments”). The program permitting executives to defer receipt of their option shares is part of North Fork’s ongoing effort to assist executives in their personal asset management planning.

Supplemental Components of Executive Compensation

      In addition to the principal components of executive compensation discussed above – salary, performance bonuses, and stock-based awards, the Committee also reviews on an ongoing basis the remaining supplemental components of executive compensation. These include certain plans and arrangements providing retirement, severance and medical benefits to executives, as well as benefits provided on an individualized basis to assist executives in performing their duties and to support North Fork’s business and community profile. The individualized benefits include travel and transportation arrangements, social group allowances (clubs, etc.), professional association fees, key personnel insurance, individual security measures and assistance in personal asset management.

      These supplemental components of executive compensation, as currently provided by North Fork, are, in the Committee’s view, both reasonable and productive. Several of these components, including the company’s Supplemental Executive Retirement Plan, certain change-in-control agreements and arrangements, and various special insurance arrangements that benefit both North Fork and the executive, are discussed elsewhere in the proxy statement.

      The Committee reviews and, as appropriate, makes decisions and recommendations regarding all of these supplemental components of executive compensation, and has sole discretion with respect to such matters as they pertain to the CEO.

Tax Deductibility of Certain Payments

      Under a provision of the Internal Revenue Code, Section 162(m), publicly-traded companies are denied a tax deduction for compensation exceeding $1 million paid in any year to the senior executives (those identified in the Summary Compensation Table), subject to certain exemptions. One of the exemptions is for performance-based compensation paid under stockholder-approved plans. North Fork’s annual bonus plan, the Annual Incentive Compensation Plan, is a performance-based plan that has been approved by the stockholders. Thus, any annual bonuses paid under the plan to executives remain tax deductible to North Fork regardless of the executive’s total compensation.

Year-End 2003 Committee Decisions on Executive Compensation

      It is of the Committee’s philosophy that executive compensation should be tied to long-term corporate success, measured both on the basis of financial performance and on stock price performance.

      From a financial performance standpoint, 2003 was another successful year for North Fork. In the face of a difficult interest rate environment, with market rates mired at 40-year lows and margins under considerable pressure, our company again achieved at the top of its peer group, with record returns on stockholders’ equity and continued excellent asset quality against a backdrop of significant growth. We continued to add loans, deposits and branches in our target geographic area of New York City, a development that will be substantially accelerated by our proposed acquisition of GreenPoint Financial. We expanded into neighboring regions of New Jersey, and then supported that commitment with our agreement to acquire Trust Company of New Jersey. The combination of continued excellent financial performance from our existing base and strategic in-market acquisitions epitomizes management’s long-term plan, that is, careful expansion of the business that North Fork knows within the geographic region that it occupies.

      For the year 2003, the company’s return on average equity was 27% and return on average assets was 1.9%, both ratios well above industry averages. Asset quality continued to be excellent, as the ratio of non-performing loans to total loans remained an impressive .11% at year-end 2003, as at the prior year-end. Our coverage ratio (allowance for loan losses as a percentage of non-performing loans) also remained at healthy levels, 920% at year-end. This was particularly impressive, in light of the continuing robust growth in the company’s loan portfolio. Noteworthy among portfolio developments was the strong increase in commercial loans, up 32% in the fourth quarter (annualized).

      Typical of the banking sector, our net interest margin experienced some compression during the year, decreasing on a year-to-year basis from 4.93% in 2002 to 4.24% in 2003. The Committee notes positive developments in this area of performance too, however, as the margin expanded in each of the last two quarters, by 23 basis points and 16 basis points, respectively, in response to management’s decision in mid-year to reconfigure the balance sheet so as to reduce both investment securities and short-term debt.

      Our stock price increased during the year by $6.73, from $33.74 at year-end 2002 to $40.47 at year-end 2003, a gain of 20 percent. Our stock thus kept pace with the broader market and other financial stocks during a rebound year. More importantly, over the long term our stock continues to substantially outperform both the stock market generally and indices of financial institution stocks. The Performance Graph set forth immediately before this Report in the proxy statement illustrates North Fork’s five-year stock performance record. The company also increased its cash dividend by 11% during 2003.

      In summary, this Committee believes that management performed well in 2003, as it has consistently throughout the last decade. Whether measured by internal results (comparative financial performance) or external results (comparative stock performance), North Fork continues to be a leader among regional banks. Particularly noteworthy was management’s ability to maintain the stability and profitability of our core business during the generally flat economy of the past few years, while retaining the desire and insight to achieve significant expansion within our geographic area. The Committee’s year-end compensation decisions reflect this view.

Salary

      In view of the suggestion received from our compensation consultant, Mercer (see “Executive Compensation Policy,” above), and the belief of this Committee in the efficacy of long-term incentive compensation, we decided at year-end 2003 that the mix of overall executive compensation should be altered to give greater emphasis to incentive-based equity awards. Accordingly, at year-end 2003, despite the excellent performance of our company during the preceding year we determined that the salaries of the top three executives should remain at their pre-existing levels. We set the CEO’s salary for 2004 at the same level that applied for 2003, and the Board ratified our decision to do the same for the salaries of the other executives. Before reaching this determination, the Committee also considered prevailing salaries for comparable executives at other top performing financial institutions similar in size and character to North Fork and other non-banking companies in the S&P 500. The executives’ salaries for 2003, which also apply to 2004, are set forth in the Summary Compensation Table on page 11 of the proxy statement.

Annual Incentive Compensation

      The Committee, as administrator of the Bonus Plan, determined at year-end 2003 that the objective performance targets it had previously set for the year for the company’s executives had been met, and that bonuses would be payable to the executives in amounts not to exceed the maximum bonus amounts determined under the plan’s objective formula. However, in light of the recommendation of our compensation consultant, Mercer, regarding the desirability of shifting executive compensation in favor of long-term incentive awards, we determined to make annual bonus payments to the executives in amounts identical to the amounts paid them at year-end 2002. These amounts, which are listed in the Summary Compensation Table in this proxy statement, were substantially below the maximum bonus amounts that could have been paid to the senior executives under the plan formula. At the beginning of this year, the Committee also established the executive performance targets under the plan for 2004.

Long-Term Incentive Compensation

      Consistent with the recommendation of our compensation consultant, Mercer, as discussed in the preceding two paragraphs and earlier in this report, and in furtherance of this Committee’s historic commitment to long-term incentive compensation, we determined at year-end 2003 to alter the mix of executive compensation in favor of long-term incentive awards, that is, equity-based awards. Thus, although executives did not receive increases in salary or annual bonuses at year-end 2003, the number and value of stock awards granted to them at year-end was significantly greater than at year-end 2002, and the percentage increase in such awards was greater than in prior years.

      Stock-based awards to executives were made in the form of restricted stock or as stock options. All awards were granted either under the company’s 1998 Stock Compensation Plan or under its 1999 Stock Compensation Plan. The number and type of awards granted to each individual executive in 2003 is set forth in the Summary Compensation Table.

Change-in-Control Arrangements Affecting Executive Officers

      The Committee supports North Fork’s traditional policy of not extending long-term employment agreements to executive officers under normal circumstances. Only in the context of acquisitions has North Fork varied from this policy, by occasionally giving employment agreements to officers of acquired banks. None of the current executive officers is serving under an employment agreement or personal services agreement.

      By contrast, the Committee believes that the long-term interests of stockholders are well served by extending to senior management certain protections in the event of a change-in-control of the company. Thus, the Committee has approved change-in-control agreements between the company and each of the top three executives. The Committee also has approved a broader “performance plan” that provides for the possibility of significant cash payments to senior executives and selected other officers and key employees in the event there is a change-in-control of the company that involves superior returns for the company’s stockholders. Both of these change-in-control measures are discussed in more detail below. In approving these arrangements, the Committee has sought to align the interests of senior management with the interests of stockholders, such that top executives not only will be motivated to commit best efforts to the long-term financial success of the company but also would be actively encouraged to aggressively explore possible change-in-control transactions at the optimum time and for the optimum price.

Change-in-Control Agreements

      North Fork has entered into change-in-control agreements with each of its top three executives, John Adam Kanas, John Bohlsen and Daniel M. Healy. These agreements provide for assured payments to the executive in the event there is a change-in-control of North Fork and the executive ceases to serve in his current position. These agreements are fairly standard in form and substance. If there is a change-in-control of North Fork and within a designated period thereafter the executive’s employment terminates, the executive will receive an amount in cash equal to approximately three times the executive’s average base salary for the five years before the change-in-control. The agreements are described in more detail elsewhere in this Proxy Statement under the heading, “Agreements With Executive Officers.”

Performance Plan

      In 1994, the company adopted a plan that provides for a one-time cash payment to executives and other key employees in the event the company is acquired in a transaction that represents above-average returns. Under this plan, named the Performance Plan, upon completion of a change-in-control transaction that meets pre-set performance targets, a special cash pool will be funded and immediately thereafter paid out to participating executives and key employees.

      The maximum size of the performance pool is three percent of the transaction value (which, in most instances, would be measured based upon the company’s aggregate market capitalization immediately prior to closing). The precise amount of the pool subject to this limit will depend upon the level of financial success achieved by the company prior to or in connection with the acquisition, measured against pre-established objective performance targets set or ratified each year by the Committee, acting as administrator of the plan. No performance pool will be funded or distributed in connection with any change-in-control transaction that does not meet the pre-established targets for above-average financial performance.

      Those eligible to receive distributions out of the performance pool will be divided into three segments, or tranches, as follows: tranche 1 — selected executive officers, tranche 2 — selected other officers, and tranche 3 – selected other key employees. The company’s CEO at the time of a distribution will be entitled to receive at least 30% percent of the amount included in Tranche 1 of the performance pool. Tranche 3 participants may not receive in the aggregate more than 10 percent of any performance pool. Otherwise, the division of the performance pool among the particular tranches, the particular individuals entitled to participate in the tranches, and the dollar amounts distributed to each such participant will be determined by the Committee in its sole discretion, taking into account all relevant factors.

      The Committee, in establishing or ratifying at each year-end the particular performance targets that must be met if a performance pool is to be funded and distributed in connection with a change-in-control transaction initiated in the ensuing year, is directed to take into account not only the company’s own financial performance, in periods preceding the change-in-control transaction and/or in the transaction itself, but also the financial performance of the company’s peer group and the returns that have been realized by shareholders of peer group companies in comparable transactions. Historically, the targets established by the Committee have involved achievement in any such transaction of a designated multiple of the company’s pre-existing stock values as compared to multiples in comparable transactions, possibly combined with achievement by the company of designated earnings levels in periods preceding the transaction.

      The precise performance targets selected by the Committee from time to time are shared by it with senior management and maintained in the Committee’s confidential files. The Committee continues to monitor the structure and efficacy of the Performance Plan on an ongoing basis.

Compensation of Chief Executive Officer

      In determining appropriate types and amounts of compensation for the CEO each year, the Committee evaluates both corporate and individual performance. Corporate factors included in the evaluation include the financial performance of the company, including return on stockholders’ equity, return on assets, asset quality and trends in the foregoing measures, the performance of the company’s stock price, comparative results achieved by the company’s peer group institutions, and expansion of business. Individual factors include the CEO’s initiation and implementation of successful business strategies, formation of an effective management team and various personal qualities, including leadership.

      In the Committee’s opinion, Chairman and CEO John Adam Kanas continued to demonstrate effective leadership in 2003. Of great importance in the Committee’s view was Mr. Kanas’ success in protecting North Fork’s core business during this period while exploring and taking advantage of opportunities for strategic expansion of the company’s franchise within its market area, particularly Manhattan. Another positive factor was the solid growth of the company’s commercial loans and core deposits, goals personally selected and emphasized by Mr. Kanas. In summary, North Fork continues to benefit from Mr. Kanas’ vision, energy and integrity.

      At year-end 2003, as discussed above, the Committee determined to adjust the mix of compensation for all executives, including Mr. Kanas. Thus, his 2004 salary was fixed at its 2003 level, his year-end bonus for 2003 under the Bonus Plan was identical to his year-end 2002 bonus, but equity-based awards granted to him under the company’s compensatory stock plans were substantially increased over grants made to him at year-end 2002. Equity-based awards to Mr. Kanas for each of the past three years are set forth in the Summary Compensation Table on page 11 of the proxy statement.

      Committee members:

                    Allan C. Dickerson, Chairman

                    Lloyd A. Gerard
                    Raymond A. Nielsen
                    George H. Rowsom

Compensation Committee Interlocks and Insider Participation

      In 2003 the Compensation and Stock Committee members were Directors Dickerson, Gerard, Nielsen and Rowsom. During 2003, no member of the Compensation and Stock Committee was an officer or employee of North Fork or any of its subsidiaries or had any substantial business dealings with North Fork. No member of the committee has ever been an officer of North Fork. In addition, no “compensation committee interlocks” existed during fiscal year 2003.

NOMINATING AND GOVERNANCE COMMITTEE — NOMINATION INFORMATION

      The Nominating and Governance Committee in accordance with the policies and procedures in its charter identifies and recommends to the Board suitable nominees for directorship, both in connection with annual stockholders’ meetings and otherwise. In making such recommendations, the committee reviews and considers the qualifications, strengths and abilities of the potential candidates for nomination, including new candidates that may be identified from time to time through the company’s internal search and review procedures or as a result of stockholder recommendations (see “Stockholder Submission of Candidates,” below). For new candidates, the review process acquires greater depth as it becomes increasingly likely that a particular candidate may be recommended for nomination. In deciding whether to recommend the re-nomination of incumbent directors whose term is expiring at an upcoming meeting or the nomination of new directors who previously served as officers of the company or directors or officers of a predecessor company, the committee considers in addition to the candidates’ other qualifications their prior performance as directors or officers of the company or a predecessor. The committee also makes specific recommendations to the Board regarding the directors who it believes should be appointed to particular committees of the Board, based upon its review and assessment of the qualifications and abilities of the individual directors and the differing functions and membership requirements of the committees.

      The committee works with the Board on an ongoing basis in identifying the particular qualities and abilities that North Fork seeks in its directors generally, and the mix of experience, expertise and attributes, that are sought or required for the Board as a whole. These qualities and attributes are discussed in our Corporate Governance Guidelines, which may be found on our website in the “Corporate Governance” section under “Investor Relations” at www.northforkbank.com. Desirable personal qualities include integrity, business acumen and community involvement. Target attributes of our Board as a whole include independence, diversity of background and experience, and a range of expertise across all areas vital to corporate governance, including financial expertise and knowledge of the banking business. All candidates for nomination are evaluated against these target qualities and attributes, as well as our particular needs at the time, both on the Board and on committees of the Board.

      The committee oversees the internal procedures adopted from time to time by the company to assist in the identification of suitable and willing new candidates to serve as directors. The committee also has the authority to retain professional consultants to assist in the task of identifying possible candidates, although it did not do so last year.

      The Board of Directors gives substantial weight to the recommendations of the Nominating and Governance Committee in selecting nominees for election or appointment as directors of North Fork. Under normal circumstances, the Board will not select nominees, including incumbent directors, who have not been recommended by a majority of the disinterested directors on the Nominating and Governance Committee.

Stockholder Submission of Candidates

      Pursuant to its charter, the Nominating and Governance Committee has adopted a policy governing submissions by stockholders of candidates for possible nomination by the Board as directors. The policy permits a current stockholder or group of stockholders to submit to the committee one candidate for nomination in each calendar year. The policy sets forth the procedures for stockholder submissions and for the committee’s consideration of such submissions and the candidates identified therein. If a stockholder submitting a candidate owns North Fork shares beneficially but not of record, the submission must include suitable evidence of such beneficial ownership. All stockholder submissions must be in writing and addressed to the following address: Corporate Secretary, North Fork Bancorporation, Inc.; 275 Broadhollow Road, Melville, NY 11747; Attn: Stockholder Submissions of Director Candidates.

      Stockholder submissions must contain a candidate profile that includes a brief biography and business background of the candidate in a form adopted by the committee. The current form of candidate profile as well as a copy of the entire policy may be obtained without cost from the Corporate Secretary at the address set forth above or by telephone at (631) 844-1252. Other required information for submissions is described in detail in the policy. Only candidates submitted in the proper form and with the required information will be considered by the committee. The committee may utilize agents, including North Fork employees, to assist the committee in analyzing stockholder submissions. All candidates properly submitted will be considered by the committee or its agents in a screening process similar in function to the process used for internally generated candidates, although in cases where the candidate is deemed not suitable on first review the consideration may be brief and even in cases where further consideration is deemed warranted, that consideration may be deferred until a later date that the committee believes is more appropriate.

AUDIT COMMITTEE INFORMATION

      The duties of the Audit Committee of the Board of Directors include, among other things, the appointment of the company’s independent auditors; reviewing with the auditors the plan and scope of the audit and audit fees; monitoring the adequacy of reporting and internal controls; and meeting periodically with internal and independent auditors. As required by the recently amended rules of the NYSE and the SEC, the Board has determined that, as of February 24, 2004 (the date of the last Board meeting before the mailing of this proxy statement), all members of the Audit Committee were independent under such rules.

      The rules of the NYSE in effect last year permitted the Board to waive the independence requirement with respect to one committee member. Pursuant to the rule, the Board concluded that it was in the best interests of the company and its stockholders that Mr. Nielsen serve on and chair the Audit Committee last year, despite his not qualifying as “independent” last year under the NYSE’s rules (as a result of his prior service as chief executive officer of a company acquired by North Fork, Reliance Bancorp, and his having served under a consulting agreement with North Fork for two years following that acquisition), in light of his extensive banking experience. Mr. Nielsen now satisfies the indepen-

dence standards recently adopted by the SEC and the NYSE. In addition, the Board of Directors has determined that Mr. Nielsen is an “audit committee financial expert” as defined in the rules of the SEC.

      In March 2004, the Audit Committee approved and adopted the amended Audit Committee Charter, which is attached to this Proxy Statement as Appendix A and also can be found on our website in the “Corporate Governance” section under “Investor Relations” at www.northforkbank.com.

Audit Committee Report

      The Audit Committee of the Board of Directors (the “Committee”) assists the Board in fulfilling its responsibilities for oversight of North Fork’s accounting, auditing and financial reporting practices, the independent auditor’s qualifications and independence, and the performance of the independent auditors and the internal audit function. The particular duties and obligations of the Committee, which recently were expanded as a result of the Sarbanes-Oxley Act of 2002, are set forth in the Committee’s charter. In carrying out its duties, the Committee is authorized to retain any independent experts, consultants or advisors it may require.

      The Committee has reviewed and discussed North Fork’s audited consolidated financial statements for year-end 2003 with management and with KPMG LLP, the independent auditors. Management has the responsibility for the preparation of North Fork’s consolidated financial statements and the independent auditors have the responsibility for the audit of these consolidated statements. The independent auditors report directly to the Committee, which meets with them on a regular basis, in separate executive sessions when appropriate.

      The Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” (as amended by Statement on Auditing Standards No. 90).

      The Committee has approved the engagement of KPMG LLP as independent auditors for 2003 and the scope of their engagement. In this context, the Committee also has received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” relating to auditor independence, and has discussed with KPMG LLP the firm’s independence.

      Based upon the Committee’s review and discussions noted above, the Committee has recommended to the Board of Directors that the audited consolidated financial statements of North Fork Bancorporation, Inc. and its subsidiaries be included in the Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

      Committee Members:

                    Raymond A. Nielsen, Chairman

                    Lloyd A. Gerard
                    Dr. Kurt R. Schmeller

Audit Fees

      The following table sets forth the aggregate fees billed to North Fork and its subsidiaries for the fiscal years ended December 31, 2002 and 2003 by the company’s independent auditors, KPMG LLP:

	2003	2002

Audit Fees	$885,550	$653,250
Audit-Related Fees(1)	131,350	151,500
Tax Fees(2)	10,000	21,900
All Other Fees	0	0

Total	$1,026,900	$826,650

(1)	Audit-related fees consisted primarily of accounting consultations, employee benefit plan audits, services related to business acquisitions and other attestation services.

(2)	Tax fees consisted solely of the review and analysis of the financial statements of certain North Fork subsidiaries.

Item 2.     RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Audit Committee of the Board of Directors has selected the firm of KPMG LLP as the company’s independent auditors for our fiscal year ending December 31, 2004. Although our By-laws do not require the submission of the selection of independent auditors to the stockholders for approval, the Board of Directors believes it is appropriate to give stockholders the opportunity to ratify the decision of the Audit Committee. Neither the Audit Committee nor the Board will be bound by the stockholders’ vote at the meeting but may take the stockholders’ vote into account in future determinations regarding the retention of an independent auditor.

      Representatives of KPMG LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from stockholders.

      Ratification of the selection of the independent auditors will require the affirmative vote of the holders of the majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote, provided a quorum is present.

      The Board of Directors recommends a vote FOR ratification of the selection of KPMG LLP as the independent auditors of the company for fiscal year ending December 31, 2004.

RETIREMENT PLANS

      North Fork’s executive officers participate in a retirement plan which is a defined benefit plan maintained and administered by North Fork. The retirement plan covers all employees who have attained age 21, completed at least one year of service and worked a minimum of 1,000 hours per year. A participant becomes 100 percent vested under the retirement plan after five years of service.

      Under the retirement plan (a so-called “cash balance plan”), participants accrue an amount each year equal to five percent of their annual compensation (as defined under the plan) plus interest on previously-accrued amounts at a fixed rate based on one-year Treasury Bill rates, credited quarterly. Annual accrual amounts are subject to limitations under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Benefits payable on and after retirement are based on the accrued total amount in the participant’s account at retirement, with payment amounts based on the participant’s projected assumed life expectancy.

      Compensation as defined under the North Fork retirement plan is total salary and bonuses (i.e., columns (c) and (d) in the Summary Compensation Table, excluding any directors’ fees), as well as certain other taxable compensation received by the executives such as the amount of insurance premiums paid on their behalf by North Fork which is included in column (i) of the Summary Compensation Table.

      In addition to the retirement plan, the company has a Supplemental Executive Retirement Plan (the “SERP”). The SERP restores to specified senior executives upon their retirement the full level of retirement benefits that they would have been entitled to receive under the benefit accrual formula contained in the retirement plan, absent the ERISA provision limiting maximum participation by highly compensated employees under tax-qualified retirement plans. The SERP also provides to executives a nonqualified defined contribution plan feature, under which executives may elect to make post-tax contributions to their SERP accounts, which are entitled to company matching contributions. The company matching contributions are taxable but the company pays income taxes thereon on behalf of the executives. All contributions under the elective feature of the SERP are made to a secular trust. Each of the named executive officers in the Summary Compensation Table on page 11 was covered under the SERP in 2003.

      Based upon their current covered compensation, executive officers Kanas, Bohlsen and Healy would receive under the retirement plan and the SERP combined annual benefit payments of approximately $394,400, $127,300 and $82,000, respectively.

TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS

AND ASSOCIATED PERSONS

      During calendar year 2003, several of North Fork’s directors and executive officers (as well as members of their immediate families and corporations, organizations and trusts with which these individuals are associated) had outstanding loans from North Fork Bank in amounts of $60,000 or more. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable loan transactions with unaffiliated persons. No such loan was classified by North Fork Bank as of December 31, 2003, as a non-accrual, past due, restructured or potential problem loan.

PROPOSALS BY STOCKHOLDERS

1.	What if stockholders wish to submit proposals for inclusion in our proxy statement?

      If a stockholder wishes to have a particular proposal considered by the Board for inclusion in the company’s proxy statement for an annual meeting, the stockholder must satisfy the requirements established by the Securities and Exchange Commission in its proxy rules. The particular proxy rule, Rule 14a-8, requires that stockholders submit their proposals in writing to the company at least 120 days before the anniversary date of the proxy statement mailing date for the prior year’s annual meeting. Thus, stockholders who wish to submit proposals for inclusion in the company’s proxy statement for next year’s annual meeting (in 2005) must deliver such proposals to the Corporate Secretary on or before November 26, 2004. The notice must clearly identify the proposal, contain a brief supporting statement and all required information about the proposing stockholder, and otherwise meet the SEC’s rule.

      Proposals should be addressed to: Ms. Aurelie S. Campbell, Vice President and Corporate Secretary; North Fork Bancorporation, Inc.; 275 Broadhollow Road; Melville, New York 11747.

2.	May stockholders raise matters for consideration at an annual stockholders’ meeting?

      Yes, but only if certain conditions are met. Under our By-laws, stockholders wishing to bring a matter before the annual meeting (other than the nomination of a director – see Question 3, below) must deliver a written notice to the Corporate Secretary at the address set forth above not less than 45 days nor more than 90 days before the anniversary date of the day that proxy materials were first mailed for the prior year’s meeting. (There are special rules if the current year’s meeting date is changed by more than 30 days from the prior year’s meeting date). For the 2005 Annual Meeting of Stockholders, the written notice must be given not later than February 9, 2005, and not earlier than December 26, 2004.

      The stockholders’ written notice must contain the stockholders’ name and record address, a brief description of the proposal sought to be presented for a vote at the meeting, the number of shares of North Fork stock beneficially owned by the stockholder, and certain other information as specified in our By-laws. In addition, any stockholder submitting a proposal must be a record holder of our stock both on the day the written notice of the proposal is given and on the record date for the meeting. To obtain a copy of the relevant sections of the By-laws, please contact the Corporate Secretary at the address set forth above.

      The above rules apply only to matters that stockholders wish to raise themselves at an annual meeting. Stockholders who wish to have matters considered by us for inclusion in our proxy statement must comply with the rules set forth in Question 1 above.

      The deadline has already passed for stockholder proposals for the 2004 annual meeting.

3.	May a stockholder submit a nomination for director at an annual stockholders’ meeting?

      Yes. Our By-laws specify procedures for a stockholder to submit a nomination for director at the annual meeting of stockholders. To obtain a copy of the relevant sections of the By-laws, please contact the Corporate Secretary at the address set forth above.

      Stockholders also have the ability to submit candidates to the Board’s Nominating and Governance Committee for its consideration when it recommends nominees for director to the full Board.

      For more information about the nomination of directors, see “Nominating and Governance Committee – Nomination Information” on page 30.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, as well as any 10% stockholders, to file reports with the SEC from time to time regarding their ownership of our stock, including changes in their stock ownership. Copies of these reports are also filed with us. Based solely on our review of these reports, or written statements from these persons that they were not required to file any reports in 2003, we believe that all of our executive officers and directors complied with all Section 16(a) reporting requirements in 2003 and timely filed all reports.

HOUSEHOLDING OF MATERIALS

      In some instances, only one copy of this proxy statement is being delivered to multiple stockholders sharing an address, unless the company has received instructions from one or more of the stockholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of the proxy statement to any stockholder at your address. If you wish to receive a separate copy of the proxy statement, you may call us at (631) 501-4618, or send a written request to Ms. Aurelie S. Campbell, Vice President and Corporate Secretary, North Fork Bancorporation, Inc., 275 Broadhollow Road, Melville, New York 11747. If your stock is registered in your own name and you have received only one copy of the proxy statement and wish to receive a separate copy for each stockholder in the future, you may call us at the telephone number or write us at the address listed above. Alternatively, stockholders sharing an address who now receive multiple copies of the proxy statement may request delivery of a single copy, also by calling us at the number or writing to us at the address listed above. If your shares are held in the name of a third party (e.g., your broker), you should contact your broker or other third party directly to change the number of proxy statements that your household receives in the future.

By Order of the Board of Directors

AURELIE S. CAMPBELL
Vice President and Corporate Secretary

Date: March 18, 2004

Appendix A

North Fork Bancorporation, Inc.

Audit Committee Charter

      The Audit Committee is appointed by the Board of Directors (the Board) of North Fork Bancorporation, Inc. (the Company) to assist the Board in overseeing: (i) the integrity of the Company’s financial statements, (ii) compliance with legal and regulatory requirements, (iii) the external auditors’ qualifications and independence, and (iv) the performance of the Company’s internal audit function and external auditors. The Committee shall prepare the report required by the Securities and Exchange Commission (SEC) to be included in the Company’s annual proxy statement. This Charter governs the operations of the Audit Committee (the Committee). This Charter also shall be published on the Company’s Web site and disclosed to the Company’s shareholders, as part of the Company’s annual meeting proxy statement or otherwise, as frequently as is required under applicable securities laws or regulations, including any rules of the New York Stock Exchange (NYSE).

Organization

•	The Committee shall be appointed by the Board and shall meet the requirements of the NYSE, the Securities Exchange Act of 1934 and SEC rules and regulations.

•	The Committee shall be comprised of three or more directors, as determined by the Board, each of whom shall be independent under all applicable laws, rules and regulations.

•	All Committee members shall be financially literate and at least the Chairman shall have accounting or related financial management expertise.

•	The Board shall determine whether any members of the Committee qualify as an “audit committee financial expert” as defined by the SEC.

Meetings

      The Committee shall have regularly scheduled quarterly meetings, and such other meetings, regular or special, as the Chairman or a majority of the Committee members may designate from time to time. Committee meetings may be held telephonically if so permitted by law and the Company’s bylaws. A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum. The time and place for holding Committee meetings may be fixed from time to time by resolution of the Committee or in the notice of any such meeting. Notice of each special meeting of the Committee shall be given not later than one (1) day before the day on which the meeting is to be held. Notice may be waived by members present at the meeting. The Committee shall ensure that written minutes of its meetings are taken and preserved, and that other appropriate records of Committee determinations and actions are preserved as part of the Company’s books and records. The

Committee shall determine whether its meetings are open to attendees other than members, consistent with applicable law.

Statement of Policy and Authority

      The Audit Committee shall provide assistance to the Board in fulfilling its oversight role relating to the Company’s financial statements, the financial reporting process, including the system of disclosure controls and the system of internal controls regarding legal and regulatory compliance. In discharging its oversight role, the Committee is empowered to investigate, under the supervision of its chairman, those matters appropriate to fulfilling its responsibilities, with unrestricted access to all books, records, facilities and personnel of the Company, the external auditors, and the power to retain outside counsel, or other experts or advisors, as it deems necessary for this purpose. The Company shall provide funding, as determined by the Committee, for payment of compensation to the external auditors and any advisors employed by the Committee.

Responsibilities and Processes

      The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and to report to the Board the results of its activities, including any issues relating to the quality or integrity of the Company’s financial statements, the performance and independence of the external auditors, and the performance of the internal audit function. Management is responsible for preparing the Company’s financial statements and the external auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible to best react to changing conditions and circumstances. Except as otherwise required by applicable laws, rules and regulations, all major decisions are considered by the Board as a whole.

      The scope of the Audit Committee’s responsibility includes, but is not limited to, the following matters:

•	The Committee shall have a clear understanding with management and the external auditors that the external auditors shall report directly to the Audit Committee.

•	The Committee shall have the authority and responsibility to select and appoint the external auditors, and to approve in advance all audit and non-audit engagements with the external auditors. The Committee also shall have the authority and responsibility to evaluate, and where appropriate, to discharge the existing external auditors and to engage replacement external auditors. The Committee shall discuss with the external auditors the matters required to be discussed by Statement of Auditing Standards No. 90, Audit Committee Communications.

•	The Committee shall have oversight of the internal audit function on behalf of the Board.

•	The Committee shall discuss with the internal auditors and the external auditors the overall scope and plans for their respective audits, including, but not limited to, the adequacy of staffing and compensation.

•	The Committee shall discuss with management, the internal auditors, and the external auditors (as applicable) the adequacy and effectiveness of the internal controls and disclosure controls, including the results of relevant regulatory examinations.

•	The Committee shall meet separately with the internal auditors and the external auditors, with and without management present, to discuss the results of the respective auditors’ examinations and management’s response to their reports. Such separate executive sessions shall be held on a regular basis, as appropriate.

•	The Committee shall meet separately, on a regular basis, as appropriate, with the chief financial officer.

•	The Committee shall review with management and the external auditors the effects of regulatory and accounting initiatives as well as off-balance sheet transactions on the Company’s consolidated financial statements and any necessary disclosures.

•	The Committee shall review with management and the external auditors the Company’s quarterly financial results and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to the first public disclosure, by press release or regulatory filing, of such quarterly results and disclosures. The Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the external auditors under auditing standards generally accepted in the United States of America.

•	The Committee shall review with management and the external auditors the Company’s annual audited financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to the first public disclosure, by press release or regulatory filing, of the annual financial results contained in such annual audited financial statements and disclosures, including the external auditors’ judgment about the quality, not just acceptability of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

•	The Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the external auditors under generally accepted auditing standards and applicable laws or regulations, including NYSE rules.

•	The Committee shall discuss with management and the external auditors the external auditors’ reports to the Committee regarding (i) all critical accounting policies and practices to be used, (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of using such alternative disclosures and treatments, and the treatment preferred by the external auditors, and (iii) other material written communication between the external auditors and management, such as any management letter or schedule of unadjusted differences.

•	The Committee shall discuss with management all earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP financial information therein, as well as financial information and earnings guidance provided to analysts and rating agencies, in each case to the extent required by applicable laws or regulations, including NYSE rules. Such discussion may be general in scope (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

•	The Committee shall discuss with management the company’s major risk exposures and the steps management has taken to monitor and control such exposures, including risk assessment and risk management policies.

•	The Committee shall review with the external auditors any audit problems or difficulties encountered by the latter in performing its audit activities (including any restrictions on the scope of the external auditors’ activities or access to requested information) and management’s response to any discussion of such problems or difficulties.

•	The Committee shall obtain and review, at least annually, a report by the external auditors describing (i) the auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent quality-control review or peer review of the auditor, or by any inquiry or investigation by any governmental or professional authority in the past five years regarding the firm’s audits, and any steps taken to address any such issues, and (iii) all relationships between the auditor and the Company.

•	The Committee shall review the regular rotation of the lead audit partner and consider the need to rotate the audit firm itself.

•	The Committee shall establish policies for the hiring of employees or former employees of the external auditors who participated in the audit engagement.

•	The Committee may establish policies and procedures for the pre-approval of audit and non-audit services by the external auditors, consistent with applicable laws or regulations, including NYSE rules. The Committee may delegate authority for such pre-approval to one or more Committee members, and any such approvals shall be disclosed at the next Committee meeting.

•	The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting control or auditing matters, as well as for confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	The Committee shall review with management of the Company’s banking subsidiaries and the external auditors, the external auditors’ assessment of the adequacy of internal controls required under Section 112 of the Federal Deposit Insurance Corporation Improvement Act of 1991, and review the basis the reports, required to be filed by management and the external auditors with the FDIC pursuant to 12 C.F.R sections 363.2(a) and 363.2(b) and sections 363.3(a) and 363.3(b).

•	The Committee will prepare a report annually to be included in the Company’s annual meeting proxy statement that fulfills the reporting requirements of Item 306 of the SEC’s Regulation S-K and Item 7(e)(3) of Schedule 14A of the Securities Exchange Act of 1934, or any successor provisions thereto.

•	The Committee shall review and reassess this Charter at least annually and may submit to the Board recommendations on any changes herein. The Committee shall review its own performance not less often than annually, and shall make regular reports to the Board. The Committee’s reports to the Board shall contain such information as the Committee and/or the Board may deem appropriate.

NORTH FORK BANCORPORATION, INC.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8028
EDISON, NJ 08818-8028

               Your vote is important. Please vote immediately.
-------------------------------------------------------------------------------
       Vote-by-Internet [Computer]
-------------------------------------------------------------------------------
     Log on to the Internet and go to
     http://www.eproxyvote.com/nfb
-------------------------------------------------------------------------------
               OR
-------------------------------------------------------------------------------
    Vote-by-Telephone [Telephone]
-------------------------------------------------------------------------------
     Call toll-free
     1-877-PRX-VOTE (1-877-779-8683)
-------------------------------------------------------------------------------

                If you vote over the Internet or by telephone,
                        please do not mail your card.

           DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
-------------------------------------------------------------------------------
                                                                      | 0103
 [X] Please mark                                                       _
     votes as in
     this example.

-------------------------------------------------------------------------------
                       NORTH FORK BANCORPORATION, INC.
-------------------------------------------------------------------------------

1. Election of Directors.
   Nominees: 01 James F. Reeve 02 George H. Rowsom 03 Dr. Kurt R. Schmeller

                   FOR                       WITHHELD
      FOR                                                WITHHELD
      ALL          [ ]                         [ ]       FROM ALL
      NOMINEES                                           NOMINEES

   [ ]
      ----------------------------------------
      For all nominees except as written above

2. The ratification of the selection of KPMG LLP as the Company's independent auditor for the fiscal year ending December 31, 2004.

      FOR   AGAINST   ABSTAIN
      [ ]    [ ]        [ ]

   Do not mail me future Annual Reports. Another                  [ ]
   household member receives one.

   Mark box at right if you plan to attend the Annual Meeting.    [ ]

   Mark box at right if an address change has been noted on       [ ]
   the reverse side of this card.

   Receipt of the Notice of Annual Meeting of Stockholders and    [ ]
   accompanying Proxy Statement is hereby acknowledged.

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:                 Date:         Signature:               Date:
          ----------------      --------           --------------      -------

   EquiServe Trust Company, N.A. as Transfer Agent for North Fork
Bancorporation, Inc. is now able to deposit your quarterly dividend check directly into your checking or savings account.

   Direct Deposit's main benefit to you is knowing that your dividends are in your account on the payable date -- no more waiting for the check to arrive in the mail -- no more waiting in lines to deposit the check -- the deposit is made automatically for you.

   If you would like to learn more about Direct Deposit and how you can join, or to enroll in our Dividend Reinvestment Plan, please call 1-800-317-4445.

   You can vote by phone or via the Internet until 12:00 midnight, E.D.T. April
    26, 2004. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet.

                                 DETACH HERE
-------------------------------------------------------------------------------

                                    PROXY

                       NORTH FORK BANCORPORATION, INC.

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

         This proxy is solicited on behalf of the Board of Directors
                                April 27, 2004

The undersigned stockholder(s) of North Fork Bancorporation, Inc., a Delaware
corporation (the "Company"),  hereby appoint(s) James H. Rich, Jr., and Alma T.
Suter, and each of them, with full power to act alone,  the true and lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution, and hereby authorize(s) them and each of them, to represent the undersigned and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the
Company to be held at the Wyndham Wind Watch Hotel, 1717 Vanderbilt Motor
Parkway, Hauppauge, New York 11788 at  10:00 a.m. on Tuesday, April 27, 2004,
and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, on the following proposals and any other matters coming before said meeting:

-------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR proposals 1 and 2.

1. Election of Directors to the Board of Directors for terms to expire at the
    2007 Annual Meeting of Stockholders.

2. The ratification of the selection of KPMG LLP as the Company's independent auditor for the fiscal year ending December 31, 2004.
-------------------------------------------------------------------------------

This proxy will be voted in the manner directed on the reverse side hereof. If no direction is given, this proxy will be voted FOR proposals 1 and 2, and in the discretion of the proxies on such other matters as may properly come before the annual meeting or any adjournments or postponements thereof to the extent permitted under applicable law.
-------------------------------------------------------------------------------
      PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN
                      PROMPTLY IN THE ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------
HAS YOUR ADDRESS CHANGED?

-------------------------------------
-------------------------------------
-------------------------------------